Exhibit 10.10

October 14, 2003

Scott W. Griffith

25 Robinson Drive

Bedford, MA 01730

Dear Scott:

On behalf of Zipcar, Inc. (the “Company”), I am pleased to set forth the terms of your employment with the Company:

1. You are employed to serve on a full-time basis as President and Chief Executive Officer.

2. Your salary will be $16,667 per month. Such salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company.

3. You may participate in any and all bonus and benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs. You will also be eligible for an annual bonus determined at or about the end of each fiscal year for such fiscal year then-ending (prorated for partial years and beginning fiscal year-end 2003) of up to 20% of your annual salary to the extent approved by the Board of Directors of the Company.

4. Subject to the approval of the Board of Directors of the Company, you will be granted an award of 1,300,000 shares of restricted Common Stock of the Company under the Company’s 2000 Stock Option/Stock Issuance Plan (the “Plan”) at a purchase price per share equal to the fair market value at the time of Board approval. The restricted stock shall be subject to all terms, vesting schedules and other provisions set forth in the Plan and in a separate Restricted Stock Agreement in the form attached hereto as Exhibit A. The Company agrees to loan to you up to $37,500 of the purchase price of the restricted stock on terms reasonably acceptable to the Company.

5. You will be required to execute the Company’s Invention and Non-Disclosure Agreement and Non-Competition and Non-Solicitation Agreement, as a condition of continued employment.

6. In the event that we terminate your employment with the Company without “Cause”, or you terminate your employment with the Company for “Good Reason” (as such terms are defined in the Restricted Stock Agreement, attached hereto), then the Company shall continue to pay your then monthly base salary for a severance period. The severance period shall initially be three months. During your employment, one additional month shall be added to the severance period on February 12 of each year, to a maximum severance period of six months. Such payments shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as we reasonably determine are required pursuant to any applicable law or regulation.

7. The Company will reimburse you for up to $5,000 in legal fees incurred by you in connection with the legal review of the documentation related to your employment arrangement with the Company.

8. This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company.

If you agree with the employment provisions of this letter, please sign the enclosed duplicate of this letter in the space provided below and return it to the undersigned, by October 17, 2003.

Very Truly Yours,

By:	/s/ Jonathan Seelig
Jonathan Seelig
Chairman of the Board of Directors

The foregoing correctly sets forth the terms of my employment by Zipcar, Inc.

/s/ Scott W. Griffith	Date: Oct 14, 2003
Scott W. Griffith

December 23, 2008

Scott Griffith

25 Robinson Drive

Bedford, MA 01730

Dear Scott,

This letter updates and amends your offer letter between you and Zipcar Inc. “the Company”, dated 10/14/03 (the “Offer Letter”).

On behalf of Zipcar, Inc. (the “Company”), I am pleased to extend to you an offer of employment as Chief Executive Officer.

As of the date of this letter, your annual salary will be three hundred seventy five thousand dollars ($375,000) per year, to be paid in bi-weekly installments, in the amount of $14,423.08, in accordance with Zipcar’s usual payroll practices. All compensation shall be subject to the customary withholding tax and other employment taxes and deductions as required by law.

You are also eligible to receive a discretionary annual bonus of up to two hundred fifty thousand dollars ($250,000). This bonus, if any, will be based on mutually agreed upon performance and company objectives. Payment of this bonus is subject to the discretion of and approval by the Company’s compensation committee of its Board of Directors (the “Board”). This bonus will be pro- rated for your partial year of employment in 2008. The bonus, if any, will be payable in the calendar year following the close of the calendar year in which the services are provided to which the annual bonus applies (the “Bonus Payment Date”); provided that you must be employed in good standing by the Company on a Bonus Payment Date in order to be eligible for payment. You understand that you will not be eligible to receive any bonus payment if your employment with the Company has terminated for any reason prior to the Bonus Payment Date All compensation shall be subject to the customary withholding tax and other employment taxes and deductions as required by law.

Should you accept Zipcar’s offer, you will be eligible to participate in the company’s group health insurance plan, as was all other benefit arrangements offered to similarly situated employees of the Company. Your participation in any employee benefit plan or arrangement will be in accordance with and subject to the terms of each such plan or arrangement.

You will be eligible for a maximum of three (3) weeks of vacation per calendar year to be taken at such times as may be approved by the Company. The number of vacation days for which you are eligible shall accrue monthly, and shall be subject to the Company’s general rules and requirements.

You will be entitled to two (2) paid personal days and two (2) paid sick days after completing six (6) months of employment. Thereafter, you will be entitled to two (2) paid personal days and two (2) paid sick days each calendar year.

As a condition of employment, you will be required to execute the Company’s Invention and Non-Disclosure Agreement, Non-Competition and Non-Solicitation Agreement and Comprehensive Security Policy.

In the event that the Company terminates your employment without “Cause,” or you terminate your employment with the Company for “Good Reason,” then, provided you enter into and do not revoke a binding release of claims in favor of the Company within 30 days of the date of your termination, which is reasonably acceptable to the Company, the Company shall pay to you, in accordance with the Company’s regular payroll practices, six (6) months of severance pay at your then applicable base salary. Your severance pay will commence 30 days following the date of termination, provided that the release has been properly executed and not revoked as of such date or, if the release has been executed and the applicable revocation period has expired prior to the 30th day following your termination of employment, then the severance payments may commence on such earlier date. Notwithstanding the foregoing, if the 30th day following your termination occurs in the calendar year following your termination, then the payments may commence no earlier than January 1 of such subsequent calendar year. The payment of any severance is subject to the terms set forth in Appendix A.

“Cause” is as defined in your Offer Letter.

“Good Reason” shall mean the occurrence of one of the following:

(i) a material diminution or other material adverse change in your office, duties, salary, benefits or responsibilities made without your prior written consent;

(ii) a material breach by the Company of this Agreement; or

(iii) a requirement by the Company that your principal place of work be moved to a location more than fifty (50) miles away from its then current location.

Good Reason shall not exist hereunder unless you provide the Company with written notice of the occurrence of one of the above within ninety (90) days of it first occurring, which notice will set forth in specific detail the facts supporting the occurrence of one of the aforementioned events. Notwithstanding the foregoing, however, you shall not have the ability to terminate this Agreement if the facts alleged in such written notice have been cured by the Company prior to the expiration of such thirty (30) day notice period.

All severance payments are subject to withholding of such amounts, if any, relating to tax and other payroll deductions as the Company reasonably determines are required pursuant to any applicable law or regulations.

You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company. Except as specifically set forth herein, your Offer Letter shall continue in effect.

Scott, please review the information contained in this letter and Appendix A. If you agree with the employment provisions of this letter, please sign the enclosed duplicate of this letter in the space provided below and return it to me.

The foregoing correctly sets forth the terms of my employment by Zipcar, Inc

12/27/2008
Scott Griffith	Date

Appendix A

Compliance with Section 409A

Subject to the provisions in this Appendix A, any severance payments under your offer letter shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the date of termination of your employment. The following rules shall apply with respect to distribution of the payments, if any, to be provided to you under your offer letter.

1. It is intended that each installment of the severance payments provided under your offer letter shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code and the guidance issued thereunder (“Section 409A”). Neither you nor the Company shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

2. If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in your offer letter.

3. If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

a. Each installment of the severance payments due under your offer letter that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A. For purposes of your offer letter, the “Short-Term Deferral Period” means the period ending on the later of the fifteenth day of the third month following the end of your tax year in which the separation from service occurs and the fifteenth day of the third month following the end of the Company’s tax year in which the separation from service occurs; and

b. Each installment of the severance payments due under your offer letter that is not described in paragraph 3(a) above and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year following the taxable year in which the separation from service occurs.

4. The determination of whether and when your separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this paragraph 4, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

5. All reimbursements and in-kind benefits provided under your offer letter shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in your offer letter), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expense eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

6. Notwithstanding anything herein to the contrary, the Company shall have no liability to you or to any other person if the payments provided in your offer letter that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

Amendment to Letter Agreement dated December 23, 2008

This Amendment updates that certain letter agreement between Scott Griffith (the “Employee”) and Zipcar, Inc. (the “Company”) dated December 23, 2008 (the “December 2008 Letter Agreement”), which amended the offer letter between the Employee and the Company dated October 14, 2003. The effective date of this Amendment is February 24, 2010.

1.	The first sentence of the third paragraph of the December 2008 Letter Agreement is hereby deleted in its entirely and replaced with the following “ Effective March 1, 2010, your annual salary will be four hundred thousand dollars ($400,000) per year, to be paid in bi-weekly installments, in the amount of $15,384.61 , in accordance with the Company’s usual payroll practices.”

2.	The first sentence of the fourth paragraph of the December 2008 Letter Agreement is hereby deleted in its entirety and replaced with the following: “You are also eligible to receive a discretionary annual bonus of up to four hundred thousand dollars ($400,000), it being understood that this discretionary bonus amount is for the years ending on December 31, 2010 or later.”

3.	The first sentence of the ninth paragraph of the December 2008 Letter Agreement is hereby deleted in its entirety and replaced with the following “In the event that the Company terminates your employment without “Cause,” or you terminate your employment with the Company for “Good Reason,” then, provided you enter into and do not revoke a binding release of claims in favor of the Company within 30 days of the date of your termination, which is reasonably acceptable to the Company, the Company shall pay to you, in accordance with the Company’s regular payroll practices, twelve (12) months of severance pay at your then applicable base salary.”

All other terms and conditions of the December 2008 Letter Agreement remain in full force and effect.

Employee:	Zipcar, Inc.

/s/ Scott W. Griffith	By:	/s/ Edward Goldfinger
Scott W. Griffith	Name:	Edward Goldfinger
	Title:	Chief Financial Officer